Exhibit 99.1
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[ARMSTRONG LOGO]

FOR IMMEDIATE RELEASE
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October 2, 2006
                                             CONTACT:    Media Inquiries:
                                                         Dorothy Brown Smith
                                                         Vice President
                                                         Corporate Communication
                                                         (717) 396-5696

                                                         Investor Inquiries:
                                                         Beth Riley
                                                         Director
                                                         Investor Relations
                                                         (717) 396-6354


                        ARMSTRONG HOLDINGS, INC. APPOINTS
                         SPECIAL COMMITTEE OF THE BOARD

        DISCUSSES DEVELOPMENTS REGARDING ARMSTRONG WORLD INDUSTRIES, INC.


LANCASTER, Pa., Oct. 2, 2006 - As announced today by Armstrong World Industries, Inc. ("AWI"), pursuant to AWI's "Fourth Amended Plan of Reorganization, as Modified," dated February 21, 2006 (the "AWI Plan"), ownership of AWI by Armstrong Holdings, Inc. ("AHI") (OTCBB: ACKHQ) ended upon AWI's emergence from Chapter 11. All AWI stock owned by AHI has been cancelled.

         On August 23, AHI announced that it has a pending claim in AWI's Chapter 11 case (the "AHI Claim"). The AHI Claim relates to intercompany charges and credits between the companies. If and to the extent the AHI Claim or any part of it is allowed in AWI's Chapter 11 case, AHI would recover on such claim on the same basis as other creditors of AWI will recover under the AWI Plan.

         On August 23, AHI also announced that the Armstrong group of companies, including AHI and AWI, may be entitled to receive a tax refund based upon a carry back of a portion of the group's tax losses to prior years, which may include a substantial ordinary income loss by AHI as a result of cancellation of AHI's ownership in AWI. A study is underway to determine the amount of that loss. Depending on the size of the loss, AHI may also be entitled to additional benefits from carrying forward any balance of its tax loss and the use of its tax loss to recover estimated taxes paid by the Armstrong group of companies in 2006. The Armstrong group's tax losses may be utilized in different ways, which may benefit AHI and AWI differently, and AHI's and AWI's respective preferences for utilization of the group's tax losses may conflict.

         In order to address these issues with AWI, at a meeting on September 16, the Board of Directors of AHI appointed a special committee of the Board. The committee will determine how AHI should deal with the AHI Claim and AHI's interest in utilizing the Armstrong group's tax losses, as well as any other issues that may arise between AHI and AWI. The committee intends to pursue a joint resolution of these issues with AWI. The special committee is comprised of AHI Board members Jerre Stead and Edward Sellers. Neither of these directors is a current or prospective director or officer of AWI. The special committee appointed the law firm of McDermott, Will & Emery to advise them in connection with these matters.

         In addition, on October 2, Judith Haberkorn, Ruth Owades, Jesse Arnelle, James Marley and John Roberts resigned from the AHI Board. Messrs. Stead, Sellers and Michael D. Lockhart, as Chairman, remain as Directors.

         For access to copies of the AWI Plan and related exhibits, please visit http://www.armstrongplan.com.

These materials may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our results could differ materially due to known and unknown risks and uncertainties, including: Armstrong World Industries, Inc.'s ("AWI") Chapter 11 case and the magnitude of its asbestos liabilities; claims and legal proceedings, lower construction activity reducing our market opportunities, unavailability and/or increased costs for raw materials and energy; success in introducing new products, achieving manufacturing efficiencies and implementing price increases to offset increased costs; risks related to our international trade and business; labor relations issues; price competition stemming from factors such as worldwide excess industry capacity; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.


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